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LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

EVENT DATE/TIME: MAY 08, 2014 / 03:00PM GMT

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Joseph Bonventre Lexington Realty Trust - General Counsel

Will Eglin Lexington Realty Trust - CEO, President

Patrick Carroll Lexington Realty Trust - CFO, EVP, Treasurer

Rick Rouse Lexington Realty Trust - Chief Investment Officer

CONFERENCE CALL PARTICIPANTS

Tony Paolone JPMorgan - Analyst

Craig Mailman Keybanc Capital Markets - Analyst

John Guinee Stifel Nicolaus & Company, Inc. - Analyst

Tayo Okusanya Jefferies & Co. - Analyst

Bill Siegel Development Associates, Incorporated - Analyst

Presentation

Operator

Please stand by, we're about to begin. Good morning, and welcome to the Lexington Realty Trust first quarter 2014 earnings conference call. At this time, all participants have been placed in a listen-only mode and the floor will be opened for your questions following the presentations. Today's conference is being recorded. It is now my pleasure to turn the floor over to your host Joseph Bonventre, General Counsel for Lexington Realty Trust. Please go ahead.

Joseph Bonventre - Lexington Realty Trust - General Counsel

Hello, and welcome to the Lexington Reality Trust first quarter 2014 conference call. The earnings press release was distributed over the wire this morning, and the press release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor section. Additionally we are hosting a live webcast of today's call which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC, and include the successful consummation of any of lease, acquisition, build-to-suit, financing, or other transaction, or the final terms of any such transaction. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Rick Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer; and other members of management.

Will Eglin - Lexington Realty Trust - CEO, President

Thanks, Joe, and welcome everyone and thank you for joining the call today. As always, I'd like to begin by discussing our operating results and accomplishments for the quarter.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

For the first quarter of 2014, our Company funds from operations as adjusted were $0.28 per share, a 12% increase compared to the first quarter of 2013, primarily driven by continued strong investment activity.

In the quarter, we invested $104.3 million in acquisitions and other projects and further lowered our weighted average cost of debt to 4.59%. Our strong and steady leasing work continued, and we executed leases totaling 1.7 million square feet, ending the quarter with a more balanced rollover schedule and occupancy at 97.2%. We are pleased with these accomplishments, which we believe positions the company well, as we move through the balance of the year.

Our first-quarter investment activity consisted of $42 million invested in active build-to-suit projects, $38.3 million in acquisitions, $20.2 million in loan advances, and the completion of a build-to-suit project totaling $41.3 million. During the first quarter, we placed one office R&D build-to-suit project under contract for a commitment of $166.2 million, which we expect will be completed in the fourth quarter of 2016 and is leased to Dow Chemical for 20 years. Further, we committed to acquire a $40 million property next year upon rent commencement.

Our current forecast for 2014 investment activity continues to be $300 million to $400 million, consistent with our prior guidance and the recent build-to-suits and forward commitments provide us with a visible pipeline into 2015 and beyond.

Cap rates on our forward build-to-suit and purchase pipeline average about 7.6% on a cash basis and 9.1% on a GAAP basis. The addition to our portfolio of long-term leases with escalating rents further strengthens our cash flows, extends our weighted average lease term, balances our lease expiration schedule, reduces the average age of our portfolio, and supports our dividend growth objectives.

We continue to pursue dispositions and, in the second quarter, we've made progress on this capital recycling effort, selling $41.1 million more of non-core assets from the portfolio, consisting of a 3-building, multitenant office campus and a vacant office property. We continue to be focused on dispositions from a strategic perspective, augmenting the transformation of our portfolio and providing cost-effective, timely capital to support investment activity.

Our current expectation for 2014 continues to be that disposition activity will be in line with investment activity, with our main focus on multi-tenant and some single-tenant office sales. As we have stated before, one of our strategic objectives with our disposition activity is to achieve a better balance between office and industrial revenue in the part of our portfolio that has lease terms shorter than 10 years. Recently, the office industrial mix in this part of our portfolio has been about 3 to 1 from a revenue standpoint, and we continue to be focused on managing this ratio down to about 2 to 1 over the next several years.

The targeted sale of certain office buildings will speed this transition and make our portfolio less capital intensive to manage, as evidenced by our first quarter results when tenet related capital expenditures were modest in relation to leasing volume and declined 63%, compared to the first quarter of 2013. Going forward, we plan to actively manage our long-term lease portfolio by selling certain office properties, while allowing most industrial properties to migrate into the portion of our portfolio which has lease terms shorter than 10 years.

With regard to our leasing, we continue to achieve a steady pace of activity. In the first quarter of 2014, we executed 1.7 million square feet of new leases and lease extensions. During the quarter, we had 263,000 square feet of leases which expired and were not renewed. Overall in the quarter, we extended 10 leases with annual GAAP rents of $5.5 million, which is 3% less than the previous rents, and cash rents declined 10% on renewals.

Notable recent successes include a 60,000 square foot office lease in Rockaway, New Jersey with Atlantic Health, which occurred in the first quarter; and a 69,000 square foot office lease in Houston, Texas with the US government, which occurred in the second quarter -- neither of which were expected when the year began. In addition, subsequent to quarter-end, we extended leases on 650,000 square feet of industrial properties leased to Owens Corning, which were scheduled to expire this year.

Our same-store cash net operating income increased 2.5% in the quarter, partly reflecting the fact that about half of our portfolio now has annual escalations. As we execute our acquisition and capital recycling strategy, we expect that our portfolio is likely to include a greater number of leases with annual or other rent increases, which we ultimately expect will support a sustained, healthy growth rate in cash and OI.

Looking ahead, at the end of the first quarter, we had about 2.9 million square feet of space which was vacant or subject to leases expiring in 2014. In the second quarter, we have addressed about 850,000 square feet and we believe that through the end of this year, we can address an additional 300,000 to 500,000 square feet of such expiring or vacant square footage through extensions or dispositions, with dispositions representing about 45% of the activity. Included in our forecast is the sale of vacant office properties totaling approximately $50.5 million over the balance of the year, representing a disposition value of approximately $131 per square foot.

As a result of our leasing activity, and new investments, for the first quarter approximately 40% of our revenue came from leases of 10 years or longer and we are well on our way to achieving our goal of deriving at least half of our revenue from leases 10 years or longer. Our single-tenant lease rollover through 2018 has been reduced to 28.2% of revenue from 40.1% at quarter-end a year ago, and we no longer have concentrated risk of lease rollover in any one-year. By any measure, we have made very good progress in managing down our shorter term leases and extending our weighted average lease term, which is now approximately 11 years. Each of these metrics is an important measure of cash flow stability, and we will continue to be focused on further improvement.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

The composition of our balance sheet continued to improve during the quarter and we have included details and our supplemental disclosure package on Page 23 and 24, showing our credit metrics. In the first quarter of 2014, we reduced our secure debt by $33.7 million; we also drew down $99 million under our five-year term loan and swapped into a current fixed rate of 2.51%. In the second quarter, we have a $43.5 million mortgage open to prepayment without penalty, which represents another opportunity to reduce our secured debt and unencumber assets. We continue to pursue our goal of having 65% to 70% of our assets unencumbered and reducing our secured debt to less than 20% of gross assets.

Dispositions that we are working on are encumbered by about $132 million of mortgage debt. We have other mortgage maturities on properties totaling approximately $205.4 million in 2014 to 2015, at a weighted average interest rate of approximately 5.5%. We expect this other mortgage debt to be addressed through refinancings, possibly prior to maturity, primarily with unsecured debt. This provides a continuing opportunity to further lower our financing costs and unencumber assets which we expect will improve our cash flow, financial flexibility, and credit metrics.

While we continue to unencumber assets, from time to time we may continue to access secured financing when we believe it is advantageous to do so, particularly if financing for a term longer than 10 years is available or we can effectively monetize the remaining revenue from the asset, such as in a credit/tenant lease financing. A good example of this strategy was our recent financing of our Cummins, Inc. property, which was financed in April for $27.8 million with a 5 year term at a fixed interest rate of 2.2%.

We believe the company has substantial financial flexibility, with approximately $350 million of current availability under its revolving credit facility. During the quarter, our weighted average cost of debt was reduced by 12 basis points to 4.6% and our weighted average maturity was 6.7 years. We continue to believe that current rates on long-term financing remain quite attractive and that there is great value in locking in fixed rates on long-term debt.

In summary, this was a good quarter for Lexington, and we believe our achievements position the company for a successful year. We remain committed to our strategy of enhancing our cash flow growth and stability, growing our portfolio with attractive long-term leased investments and maintaining a strong, flexible balance sheet to allow us to act on opportunities as they arise.

Now, I'll turn the call over to Pat, who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO, EVP, Treasurer

Thanks, Will. During the quarter, Lexington had gross revenues of $112 million, comprised primarily of lease rents and tenant reimbursements. The increase compared to the first quarter of 2013 of $19.5 million relates primarily to acquisitions and build-to-suit projects coming online.

In the quarter, cash rents approximated GAAP rents. On Page 19 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2014 through 2018 of leases in place at March 31, 2014, same-store NOI data, and the weighted average of lease term of our portfolio as of March 31, 2014 and 2013.

Property operating expenses increased $2.5 million, primarily due to the increased use and occupancy in multi-tenant properties with base year core structures, the acquisition of a property with full recovery of operating expenses, and weather-related conditions in the first quarter 2014. The increase in G&A expenses of $900,000 relates primarily to professional costs, including costs incurred relating to the merger of our 2 operating partnerships that are required to be expensed for GAAP purposes.

We have also expensed cost in the first quarter that do not recur in subsequent quarters, such as trustee common shared brands, 401(k) contributions, filing fees, and professional fees for certain properties. These costs approximated $700,000 in the first quarter of 2014. Non-operating income increased $1.1 million, related primarily to interest earned on our loan portfolio. In the first quarter 2014, we recorded $18.7 million in impairment of properties, $16.4 million of which relates to our Rochester, New York property in which the tenant will not be renewing its lease in the fourth quarter of this year. The property is encumbered by a non-recourse mortgage of $17.5 million, and our current basis in the property is $5.6 million. We also recorded $2.3 million of impairments on vacant properties we sold in the first quarter for $350,000 and for $14.4 million in April 2014.

Debt satisfaction charges of $3.3 million consisted of $2.7 million of yield maintenance and other costs incurred on the early retirement of $19.5 million in mortgage debt and $600,000 in non-cash charges incurred relating to the conversion of $2.8 million of our 6% notes. We incurred the yield maintenance under retirement of two mortgages encumbering properties that were cross-collateralized with the mortgage encumbering our Rochester, New York property that I just discussed. This enabled us to no longer have these two properties as collateral for the $17.5 million Rochester mortgage. The Rochester property is expected to be vacant at year end.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

On Page 46 of the supplement, we have disclosed selected income statement data for our consolidated but not wholly-owned properties and our joint venture investments. We also have included net non-cash interest recognized in the quarter ended March 31, 2014 on Page 47 of the supplement. For the quarter ended March 31, 2014 our interest coverage was approximately 3.5 times and net debt to EBITDA was approximately 6.5 times.

Now turning to the balance sheet, we believe our balance sheet is strong and we have continued to increase our financial flexibility to capacity. We had $66.8 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages.

At quarter end, we had about $2.1 billion of consolidated debt outstanding, which had a weighted average interest rate of 4.6%, of which 98% is at fixed rates. We have entered into LIBOR swaps of both the $255 million outstanding on our term loan, which matures in 2019, and the $250 million outstanding on our term loan, which matures in 2018.

The current spread components on our 2019 term loan can range from 1.5% to 2.25% and is currently 1.75%, and on the 2018 term loan can range from 1.1% to 2.1% and it's currently 1.35%. The significant components of other assets and liabilities are included on Page 47 of the supplement.

During the quarter ended March 31, 2014, we paid approximately $4 million in lease costs and approximately $2.4 million in tenant improvements. On Pages 40 through Page 44 of the supplement, we disclose the details of all consolidated mortgages maturing through 2018. We have also included on Page 14 of the supplement the funding projections for our 4 current build-to-suit projects and 2 forward commitments, along with the historical NOI recognized on build-to-suit projects that have come online.

Now I'd like to turn the call back over to Will.

Will Eglin - Lexington Realty Trust - CEO, President

Thanks, Pat. In summary, we had another strong quarter and we believe that during the balance of 2014, we will execute on our strategy and build an even stronger company. The impact of our acquisition activity, combined with our capital recycling continues to change the composition of our portfolio and has made our cash flows far more secure and with better growth prospects, given the number of leases we have with annual escalations.

We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy and further address lease expirations, realize values on non-core properties and certain fully-valued properties with a bias toward reducing our suburban office exposure, given improving pricing in this segment, capitalize on refinancing opportunities, and continue to invest in build-to-suit properties and other accretive investment opportunities.

We believe our company remains well-positioned with an attractive dividend yield and conservative payout ratio and the opportunity to continue to execute strategies which improve cash flow, enhance our portfolio, and provide ongoing value creation for our shareholders.

Operator, I have no further comments at this time, so we are ready for use to conduct the question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

(Operator Instructions) We'll pause for a moment to assemble the queue. And we'll take Tony Paolone from JPMorgan.

Tony Paolone - JPMorgan - Analyst

Thanks, good morning. The first thing I wanted to ask about is just to make sure I understand the investments done to date and kind of how that compares to your guidance. So I guess in the first quarter, between acquisitions and construction advances and loan advances, seemed like about $140 million and then if you look at your schedule of commitments for the balance of this year, that's up to about $105 million or so, so it seems like about $250 million, roughly, that's either done or scheduled to be done this year. Can you update us on what you think the full year number is going to be and what the visibility on that looks like?

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President

Well, our guidance, Tony is $300 million to $400 million. We have one fairly significant acquisition that we're working on that would make us more confident that we would be at the $400 million level. Quite a bit of what we're working on would involve funding that would go into 2015, and we're working on fairly substantial forward commitment on a long-term lease industrial property that would also be a commitment to acquire it in 2015, so much of what we're doing is actually building the pipeline for 2015, but I would expect that we could provide greater clarity and a narrower range on our activities this year on our next call. We expect to make a fair amount of progress over the balance of the quarter.

Tony Paolone - JPMorgan - Analyst

Okay and any color on where you find yourselves most competitive these days, whether it's in the smaller properties or non-investment grade tenants or in the office space or industrial just around debt, like just where you see the pockets of opportunity for you guys?

Will Eglin - Lexington Realty Trust - CEO, President

There's really nothing that we're working on on the debt side. I would say the best opportunity for us continues to be in build-to-suits and forward commitments. There are a couple of sort of land oriented investments that we're working on but the bulk of it is in build-to-suits and honestly, we're working on about $350 million of industrial build-to-suit or purchase, so that continues to be an objective for us to increase the portion of our portfolio that's industrial and long-term lease.

Tony Paolone - JPMorgan - Analyst

Okay, thanks and then just last question. I was following through with kind of the leasing you done since the end of the quarter and some of the expirations for those. Wondering if maybe we could just help a little bit with the walk on what that does to occupancy over the rest of the year because it seemed like a lot of that was just extensions of some things and trying to just understand where that nets out.

Will Eglin - Lexington Realty Trust - CEO, President

Well, implied in our guidance is an extremely conservative expectation on how we do with expectations over the balance of the year. We went through in the last conference call our expectation for rollover this year and right now, we're expecting vacancy in our office expirations and we don't have built in any new leasing on those properties, so maybe will make some progress and we'll do better than that, but like I say, we can't be more conservative.

Tony Paolone - JPMorgan - Analyst

Okay, so then from the 97.2% that you had at the end of the first quarter, basically the change to the end of the year would just be in some of these office things going dark and there be a little bit of occupancy slippage -- is that fair?

Will Eglin - Lexington Realty Trust - CEO, President

Yes, I think we will have a little bit of occupancy slippage. The main positive was in Houston, where we leased that building to the government. I think we'll make other progress in the multitenant portfolio to offset some of the move-outs over the balance of the year.

Tony Paolone - JPMorgan - Analyst

Okay, thanks.

Operator

And we'll take our next question from Craig Mailman with Keybanc Capital Markets.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

Craig Mailman - Keybanc Capital Markets - Analyst

Good morning, guys. Just curious -- on what you guys are seeing in the sale market for pricing, is it coming in, where is it, I guess, relative to your expectations at the end of the year, in particular on the $50 million of vacant assets you guys are trying to sell for the balance of the year?

Will Eglin - Lexington Realty Trust - CEO, President

We continue to believe that pricing on dispositions is very strong and, if anything, it's marginally stronger than we expected at the beginning of the year.

Craig Mailman - Keybanc Capital Markets - Analyst

Okay. And then what kind of competition are you guys seeing on the forward bill pursuits, particularly industrial side. Is there any more competition from banks at this point, just willing to finance it and kind of take it away from your ability to offer the takeout?

Will Eglin - Lexington Realty Trust - CEO, President

I mean, it is a more active market with more competition than there was a couple of years ago, for example, but I would say it's more driven by that than banks becoming more active in the construction finance portion of our business.

Craig Mailman - Keybanc Capital Markets - Analyst

Okay and just last one. On the extension you guys did post quarter-end in the industrial portfolio with Owens, could you give us an update of where the spread came in on that one?

Will Eglin - Lexington Realty Trust - CEO, President

Yes. I don't have it in front of me, though, Craig, but I think it's the $27,000 more per quarter in net rent.

Craig Mailman - Keybanc Capital Markets - Analyst

Okay. Great, thank you.

Operator

And we'll take our next question from John Guinee with Stifel.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Oh, hi. John Guinee, here. Thank you. First, hey Pat, can you give us a little more clarity on what's unique, or refresh my memory -- what's unique about the first quarter versus the other three quarters? Your GAAP to cash is about $39 million deduct in quarters 2, 3 and 4 combined of 2014, but roughly flat for this year. What drives that?

Patrick Carroll - Lexington Realty Trust - CFO, EVP, Treasurer

We have a couple of leases, John, that pay a disproportionately large amount of their rent in cash in the first quarter.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

And what's the actual number on that?

Patrick Carroll - Lexington Realty Trust - CFO, EVP, Treasurer

I'd have to look it up, John. I don't have it in front of me, but it's probably $8 million or $9 million.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Okay and this is the ground leases in New York or something else?

Patrick Carroll - Lexington Realty Trust - CFO, EVP, Treasurer

The ground leases go the other way, John. We have more GAAP rents on the ground leases than we did cash rent. So the rents that pay up front offset, in part, they offset the New York City land leases.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Got you. Okay, and then I guess Will, it's pretty easy to see a healthy investment pipeline, still, in sort of the mid-7% to 9% cash GAAP. It's hard for me to sort of get the clarity on the dispos. You have $40 million that you sold in the second quarter; you have another $50 million you'll sell vacant. Where's the other 200 or 300 coming from?

Will Eglin - Lexington Realty Trust - CEO, President

Well, we have come in the market for sale, now, our Bank of America facility in Brea, California that would be expected to be a high dollar sale on a suburban office building that has about a 9-year lease right now, so that would be the largest sale and that is an unencumbered asset so that would create a lot of cash. The other sale that we would look forward to, which probably we put it into the market later this year, but it ends up being the first quarter sale next year for tax purposes would be Sea Harbor Center in Orlando, that's mainly leased to Wyndham at his point. That would be, again, an unencumbered asset that has more than a $50 million value. And then behind that, if we wanted to create more liquidity from a significant asset, we have Transamerica Tower in Baltimore, but beyond that, it's a series of smaller transactions, John.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Okay. Perfect. That's it, thank you. Oh, actually hey, can I ask one more?

Will Eglin - Lexington Realty Trust - CEO, President

Of course.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Walk through Page 31; walk through 2015 for us. [And specifically] 1.2 million square feet of office leases.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President

Yes, we would expect that, normally, we would go into greater detail on 2015 later this year. I would say there's a few properties that are on a watch list for move-outs. That would be Southfield, Michigan; Lakewood, Colorado; and Foxboro, Mass. But I do expect overall that retention next year will be higher than this year.

John Guinee - Stifel Nicolaus & Company, Inc. - Analyst

Thank you.

Operator

And we'll take our next question from Tayo Okusanya with Jefferies.

Tayo Okusanya - Jefferies & Co. - Analyst

Hi, good morning. Just in regards to move-outs, I know you mentioned a couple that are either the lease is terminated or you might have the move-out in 4Q. Based on that, where do you expect occupancy to be at the end of this year relative to where it ended first quarter?

Will Eglin - Lexington Realty Trust - CEO, President

I think that -- somewhere above 96.5%.

Tayo Okusanya - Jefferies & Co. - Analyst

Somewhere above -- so from 97.2%, you might go to about 96.5% or so?

Will Eglin - Lexington Realty Trust - CEO, President

Probably not that low, Tayo, but some of that is the offsetting impact of having right, 100% leased buildings added to the portfolio.

Tayo Okusanya - Jefferies & Co. - Analyst

Portfolio, okay. That's helpful. I guess what I'm trying to reconcile is, I mean you end the quarter at $0.28 on a yearly annualized basis, that's $1.12. You a have some build-to-suit that's going to deliver in 2Q, 3Q. You have an acquisition pipeline but yet, you just affirmed guidance at $1.11 to $1.15. What's the offset from the 1Q annualized rate that results in you just reaffirming guidance?

Will Eglin - Lexington Realty Trust - CEO, President

There's two things --one is that, right, we've been extremely conservative and we're not expecting leasing progress on the office roll over the balance of the year, so as I said, we can't be more conservative than that and the other thing to be mindful of is that we're investing capital in build-to-suit projects that don't create revenue for us, really, until they're finished. So that would be the other component that might explain your view on our guidance.

Tayo Okusanya - Jefferies & Co. - Analyst

Okay, that's helpful. And then what I also wanted to understand, mark-to-market trends, again, from both the office and industrial portfolio that kind of remain negative for a while -- curious what you're seeing at this point, again, especially around this whole idea of a lot of your leases are 6-year leases. It's all stuff from 2008, 2009, where leases in general were having a very tough time with the rate, given the recession. Now we're in a better economy -- just curious why the mark to markets haven't come back quite as strong.

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9

MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO, President

I would say that we had 2 big leasing successes -- one in Rockaway, New Jersey and the other in Houston that were empty buildings that were quickly backfilled, but we still view our mark-to market-exposure as continuing through 2015 that reflects the fact that we have a variety of 10-year office leases that we did in say, 2005 that are going to come off lease. We can see, our view on 2016 is that there's probably marginal upside in the mark to market and some of that is driven by having 5-year leases maybe at the end of 2010 and in 2011 coming off lease. So that's our view. It's still consistent with what we said before.

Tayo Okusanya - Jefferies & Co. - Analyst

Okay, that's helpful. Then just one more from me. Could you elaborate on why Interpublic is moving out, or the company affiliated with Interpublic is moving out?

Will Eglin - Lexington Realty Trust - CEO, President

They found a less expensive occupancy alternative. We had that property under contract for sale. We have a big mortgage on that building that made it hard for us to compete cost-effectively with where they went.

Tayo Okusanya - Jefferies & Co. - Analyst

Thank you very much.

Operator

And we'll take our next question from Bill Siegel with Development Associates, Incorporated.

Bill Siegel - Development Associates, Incorporated - Analyst

Gentlemen, good quarter. I'm just curious as you enter these build-to-suits and you start wanting to migrate more towards industrial -- any trends that you guys see in changes in the physical layouts of buildings, building methods, sizes, that would make you want to tell someone that maybe you would rather build them a different kind of building so that you have something that's more salable and 10 years -- in other words, changing trends in that type of building, or is a box still a box?

Rick Rouse - Lexington Realty Trust - Chief Investment Officer

This is Rick Rouse. I think in the distribution stage, we're certainly seeing larger and larger boxes being built, more and more capital devoted to automation, and so I think that's probably been the biggest change and you can certainly see that when you look at all the Amazon distribution centers that are being built that are highly automated.

Bill Siegel - Development Associates, Incorporated - Analyst

Okay.

Rick Rouse - Lexington Realty Trust - Chief Investment Officer

That's probably the one change.

Bill Siegel - Development Associates, Incorporated - Analyst

The size. Thank you.

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MAY 08, 2014 / 03:00PM GMT, LXP - Q1 2014 Lexington Realty Trust Earnings Conference Call

Operator

And that does conclude our Q&A session. I'll turn it back over to representatives for any closing remarks.

Will Eglin - Lexington Realty Trust - CEO, President

So thanks to all of you, again, for joining us this morning. We're very excited about our prospects for the balance of this year and beyond and, as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes, or you can find additional information on our company at our website, www.lxp.com. And in addition, as always, you may contact me or the other members of our senior management team directly with any questions. Thanks again for joining us.

Operator

And that concludes today's conference call. We appreciate your participation.

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